EXHIBIT 10.10

Ventana Medical Systems, Inc. Human Resources 1910 E. Innovation Park Drive Tucson, AZ 85755 Toll Free: 800-227-2155 Fax: 520-229-4205 www.ventanamed.com

July 9, 2007

Hany Massarany

12136 N Copper Spring

Oro Valley, AZ 85737

Dear Hany:

I am very pleased to offer you the position of Chief Operating Officer, reporting directly to me. Your pay increase and promotion will be effective on July 9, 2007.

As an integral component of this appointment, you will be paid a biweekly base salary of $12,692.31 (which aggregates to $330,000 over a 12-month period). This new position has an annual bonus target of 100% of your annual base salary. Actual payout will range from 0% to 150% of your target bonus, depending on company performance.

Additionally, you will receive an acceptance bonus of $35,000 (net) per year for five years payable each year in the second pay check every July.

As part of you promotion the Compensation Committee of the Board of Directors has approved a grant of 15,000 restricted stock units effective on the date of your promotion. The restricted stock units will cliff vest 5 years after the date of grant.

I know you will continue to add tremendous value to our organization and I look forward to working with you as we drive forward to achieve our ambitious goals. If you accept this promotion, please sign in the space indicated below and return the document to Human Resources.

Sincerely,	Accepted,

/s/ CHRIS GLEESON	/s/ HANY MASSARANY	July 9, 2007
Chris Gleeson	Hany Massarany	Date
President and CEO